THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT -- TERMS AND CONDITIONS
FOR NON-U.S. SECTION 16 OFFICER

1.
Pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in Executive’s Award Notice (which forms part of this Agreement) as of the Grant Date specified in Executive’s Award Notice, related to shares of Common Stock (“Shares”), subject to the terms and conditions set forth in this Agreement (including any country-specific terms or conditions for Executive’s country of residence as set forth in the Appendix) and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.
Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to Executive following the Restriction Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.
Subject to other provisions of this Agreement (including the Appendix) and the terms of the Plan, on the third anniversary of the Grant Date, all restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Executive. Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares in Executive’s discretion. The three-year period in which the Units may be forfeited by the Executive is defined as the “Restriction Period.”

Notwithstanding the foregoing provisions in this paragraph 3, Executive will forfeit all rights to the Units unless Executive accepts these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, Executive must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement on or before the 90th day following the Grant Date will cause the Units to be forfeited and cancelled by the Company without any payment to Executive.
Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Subject to paragraph 23 of this Agreement, any Units that vest in accordance with paragraphs 3, 7 or 9 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units), but in no event later than 60 days after vesting. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition

2015 LTIP - Non-U.S. Section 16 Officer
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to the issuance and transfer of Shares to the Executive (or Executive’s estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.
Executive may elect to satisfy Executive’s obligation to advance the amount of any required income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items (the “Required Tax Payments”) incurred in connection with the issuance and transfer of the Shares by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole Shares which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2).

Executive acknowledges that the ultimate liability for all Required Tax Payments legally due by Executive is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company and/or Executive’s employer. Executive further acknowledges that the Company and/or Executive’s employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, and the subsequent sale of any Shares acquired at vesting; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Executive’s tax liability.
To avoid negative accounting treatment, the Company may withhold or account for Required Tax Payments by considering applicable minimum statutory withholding rates. If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Executive is deemed to have been issued the full number of Shares due to Executive at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Executive’s participation in the Plan. Finally, Executive shall pay to the Company or Executive’s employer any amount of Required Tax Payments that the Company or Executive’s employer may be required to withhold as a result of Executive’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to issue Shares to Executive if Executive fails to comply with his obligations in connection with the Required Tax Payments as described herein.

5.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.	Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the

2015 LTIP - Non-U.S. Section 16 Officer
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Restriction Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.
Except to the extent paragraph 9 applies, if Executive’s employment with the Company or a Subsidiary or Affiliate is terminated involuntarily and without Cause and on the date of such termination Executive is an eligible participant in the Severance/Change in Control Policy (“Executive Committee Level”) (the “Executive Severance Policy”), subject to the terms of the Executive Severance Policy (including but not limited to the requirement that Executive timely execute an agreement and release in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims), any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date. The restricted portion of this award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company.

If Executive dies or incurs a Disability during a period of continuous employment with the Company or a Subsidiary or Affiliate during the Restriction Period, Executive shall immediately vest, as of the date of such termination of employment, in any then-unvested Units. If Executive’s employment with the Company or a Subsidiary or Affiliate is terminated by reason of Retirement, any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of then-restricted Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the third anniversary of the Grant Date. The restricted portion of this award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company. In administering the Plan, the Company reserves the right to not apply the prorated vesting provisions described in this paragraph to an employee who meets the eligibility criteria for Retirement under the Plan if applying such provisions could be deemed to be impermissible age discrimination under local laws, as determined in the sole discretion of the Company.

8.
During the Restriction Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to receive dividends or other distributions made or paid with respect to such Shares or to exercise voting or other shareholder rights with respect to such Shares. Executive shall not be entitled to receive dividend equivalents in connection with this award.

9.
If Executive is eligible to participate in the Executive Severance Policy at the time of a Change in Control and Executive’s employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under the Executive Severance Policy during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of the Executive Severance Policy, any remaining restrictions applicable to the Units shall immediately lapse effective on the date of Executive’s termination.

10.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment

2015 LTIP - Non-U.S. Section 16 Officer
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shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.
In accepting the award of Units, Executive acknowledges that (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (ii) the award of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units even if Units have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee; (iv) Executive’s participation in the Plan is voluntary; (v) the award of Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to Executive’s employer, and the Units are outside the scope of Executive’s employment contract, if any; (vi) the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) neither the award of the Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Executive any right with respect to employment or continuation of current employment, and in the event that Executive is not an employee of the Company or any Subsidiary or Affiliate, the Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate; (viii) this grant of the Units does not establish or imply an employment relationship between Executive and the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (x) if Executive receives Shares, the value of such Shares acquired upon vesting of the Units may increase or decrease in value; (xi) no claim or entitlement to compensation or damages arises from termination of the Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Units or Shares received upon the vesting of the Units resulting from termination of the Executive’s employment by the Company or the Executive’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Executive irrevocably releases the Company and Executive’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Executive shall be deemed irrevocably to have waived his entitlement to pursue such claim; (xii) in the event of involuntary termination of employment (whether or not in breach of local labor laws), Executive’s right to receive Shares pursuant to the Units after termination of employment, if any, will be measured by the last date that Executive’s employer pays Executive his last paycheck for regular salary as an employee of Executive’s employer and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Executive is no longer being paid regular salary for this purpose; and (xiii) the Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

2015 LTIP - Non-U.S. Section 16 Officer
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13.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Executive’s participation in the Plan, or Executive’s acquisition or sale of the Shares underlying the Units. Executive is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.
The validity, construction, interpretation, administration and effect of these Terms and Conditions, the Appendix and the Plan and rights relating to the Plan and to this Agreement (including the Appendix), shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement (including the Appendix), the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Douglas County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

15.
Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, Executive’s employer, the Company and the Company’s Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Executive’s participation in the Plan.

Executive understands that Executive’s employer and/or the Company may hold certain personal information about him or her, including, but not limited to, Executive’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Executive’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
Executive understands that Data will be transferred to Merrill Lynch-Bank of America or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Executive understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Executive’s country. Executive understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Executive authorizes the Company, Merrill Lynch-Bank of America and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Executive understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Executive understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The employee understands, however, that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For

2015 LTIP - Non-U.S. Section 16 Officer
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more information on the consequences of refusal to consent or withdrawal of consent, Executive understands that he or she may contact his or her local human resources representative.

16.
If Executive has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

17.
If one or more provisions of this Agreement (including the Appendix) shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (including the Appendix) shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement, the Appendix and the Plan.

18.
Notwithstanding any other provision of the Plan or this Agreement, except as otherwise provided in the case of Executive’s termination of employment due to death, Disability or for an eligible reason under the Executive Severance Policy during the 24-month period commencing on the effective date of a Change in Control, in order for the restrictions on the Units to lapse the Company must achieve as a Performance Measure not less than $1,500,000,000 of combined consolidated operating income for the period beginning January 1, 2016 and ending December 31, 2018, as determined by the Committee from the Corporation’s annual financial statements.

19.
Executive acknowledges that Executive has read the Company’s Clawback Policy. In consideration of the grant of the Units, Executive agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to Executive resulted from any financial result or performance metric that was impacted by Executive’s misconduct or fraud and that compensation should be recovered from Executive (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of the unvested Units (the “Clawbacked Portion”) and, in such case, the Clawbacked Portion of the unvested Units shall automatically and without further action of the Company be cancelled, (b) requiring Executive to deliver to the Company the Shares acquired upon the vesting of the Units (to the extent held by Executive), (c) requiring Executive to repay to the Company any net proceeds resulting from the Shares acquired upon the vesting of the Units or (d) any combination of the remedies set forth in clauses (a), (b) or (c). The foregoing remedies are in addition to and separate from any other relief available to the Company due to Executive’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon Executive and all persons claiming through Executive.

20.
The Company may, in its sole discretion, decide to deliver any documents related to the Units granted, under and, participation in the Plan or future Units that may be granted under the Plan by electronic means or to request Executive’s consent to participate in the Plan by electronic means. Executive hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

2015 LTIP - Non-U.S. Section 16 Officer
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21.
Notwithstanding any provisions in the Agreement or the Plan, the grant of Units shall be subject to any special terms and conditions as set forth in the Appendix to this Agreement for Executive’s country of residence. The Appendix constitutes part of the Agreement.

22.
The Company reserves the right to impose other requirements on Executive’s participation in the Plan, on the grant of Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.
To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code if the Executive is subject to tax in the U.S. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

On Behalf of The Western Union Company

By:    ___________________________
Title:

I accept the grant of Units under the terms and conditions set forth in this Agreement.

By:    ___________________________
[Executive’s typed name]

2015 LTIP - Non-U.S. Section 16 Officer
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APPENDIX

THE WESTERN UNION COMPANY
2015 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS AND PROVISIONS
FOR NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix includes special terms and conditions applicable to Executive if he or she resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Appendix also includes country-specific information of which Executive should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Executive does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she vests in the Units and Shares are issued to him or her or the Shares issued upon vesting of the Units are sold.

In addition, the information is general in nature and may not apply to Executive’s particular situation, and the Company is not in a position to assure Executive of any particular result. Accordingly, Executive is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation. Finally, please note that if Executive is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable.

UNITED ARAB EMIRATES

There are no country specific provisions.

2015 LTIP - Non-U.S. Section 16 Officer
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